Exhibit 5.1

April 14, 2025

Longevity Health Holdings, Inc.

2403 Sidney Street, Suite 300

Pittsburgh, PA 15203

Ladies and Gentlemen:

We have acted as counsel to Longevity Health Holdings, Inc., a Delaware corporation (the “Corporation”), in connection with the issuance and sale by the Corporation from time to time of shares (the “Offering Common Stock”) of the Corporation’s common stock, par value $0.0001 per share (“Common Stock”) having an aggregate maximum offering price of up to $2,000,000 (the “Offering”) pursuant to that certain Sales Agreement, dated April 14, 2025 (the “Sales Agreement”), by and between the Corporation and Brookline Capital Markets, a division of Arcadia Securities, LLC, as sales agent (the “Sales Agent”).

This opinion letter is being delivered in accordance with the requirements of Paragraph 29 of Schedule A of the Securities Act and Item 601(b)(5)(i) of Regulation S-K.

In connection with rendering the opinion set forth below, we have examined (i) the Registration Statement on Form S-3 (File No. 333-284670) (the “Registration Statement”), including the exhibits filed therewith; (ii) the base prospectus included in the Registration Statement relating to the Common Stock; (iii) the prospectus supplement relating to the Offering filed with the Securities and Exchange Commission (the “Commission”) on April 14, 2025 (the “Prospectus Supplement”); (iv) the Third Amended and Restated Certificate of Incorporation of the Corporation as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on July 14, 2023, as amended by the Certificate of Amendment of Third Amended and Restated Certificate of Incorporation of the Corporation as filed with the Secretary of State on August 1, 2023, the Certificate of Designations setting forth the rights, powers and preferences of the Company’s Series A Convertible Voting Preferred Stock, as filed with the Secretary of State on August 9, 2023 and the Certificate of Amendment of Third Amended and Restated Certificate of Incorporation of the Corporation as filed with the Secretary of State on March 5, 2025; (v) the Corporation’s Bylaws, as amended to date; (vi) resolutions adopted by the Board of Directors of the Corporation (the “Board”) on April 10, 2025 relating to the Sales Agreement and the delegation of certain power and authority of the Board to the Sales Agent and to certain officers of the Corporation (such resolutions, the “Board Resolutions” and such officers of the Corporation, collectively, the “Authorized Officers” and each, an “Authorized Officer”); and (vii) the Sales Agreement. We have examined and relied upon certificates of public officials and, as to certain

Longevity Health Holdings, Inc.

April 14, 2025

matters of fact that are material to our opinion, we also have relied on a certificate of an officer of the Company.

For purposes of rendering our opinions below, we have not reviewed any document other than the documents listed above. We have conducted no independent factual investigation of our own but rather have relied on the documents listed above, the statements and information set forth therein and the additional matters recited or assumed herein.

For purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including without limitation: (i) that each document submitted to or reviewed by us is accurate and complete; (ii) that each such document that is an original is authentic and that each such document that is a copy conforms to an authentic original; (iii) that all signatures on each such document are genuine; and (iv) that there are no documents or agreements by or among any of the parties to the Sales Agreement, other than those referenced in this opinion letter, that could affect any of the opinions expressed herein and no undisclosed modifications, waivers or amendments (whether written or oral) to any of the documents reviewed by us in connection with this opinion letter. We have further assumed the legal capacity of all natural persons and we have assumed that (i) each party to the documents we have examined or relied on (the “Reviewed Documents”) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) each party to the Reviewed Documents: (a) has the legal capacity, power and authority to execute, deliver, and perform its obligations under the Reviewed Documents to which it is a party, (b) has taken all action necessary to duly authorize the execution and delivery of, and the performance of its obligations under, the Reviewed Documents, and (c) has duly executed and delivered the Reviewed Documents; and (iii) the Reviewed Documents constitute the legal, valid, and binding obligation of each party thereto, enforceable against each such party in accordance with its terms.

In addition, we have assumed that: (i) the Corporation will have sufficient authorized, unissued and unreserved shares of Common Stock at the time of each issuance and sale of shares of Offering Common Stock to provide for such issuance and sale; (ii) the issuance of all shares of Offering Common Stock will be duly recorded in the Corporation’s stock ledger upon issuance; (iii) the Sales Agreement constitutes the valid and binding agreement of the parties thereto, enforceable against the parties thereto in accordance with its terms; (iv) that (a) each Authorized Officer will exercise the authority delegated to such Authorized Officer by the Board Resolutions and (b) the Sales Agent will exercise any authority delegated to the Sales Agent by the Board Resolutions wholly in accordance with the Board Resolutions and the relevant Placement Notice (as defined in the Sales Agreement and hereinafter, a “Placement Notice”) delivered by the Corporation under the Sales Agreement; (v) the number of shares of the Offering Common Stock issued and sold in the Offering will not exceed the maximum number of shares of Common Stock authorized to be issued by the Board Resolutions, determined by the relevant Authorized Officer and set forth in the relevant Placement Notice; (vi) each Placement Notice delivered under the Sales Agreement will comply with the Board Resolutions; (vii) the Corporation (or the Sales Agent on behalf of the Corporation) will have received (a) the minimum consideration for each of the shares as has been fixed by the Board Resolutions, determined by the relevant Authorized Officer

Longevity Health Holdings, Inc.

April 14, 2025

and set forth in the relevant Placement Notice delivered pursuant to the Sales Agreement prior to such issuance and sale (the “Minimum Consideration”), and (b) the consideration for each such share (not less than the Minimum Consideration) established by the Sales Agent in accordance with the Sales Agreement prior to such issuance and sale (the “Share Consideration”); (viii) either (a) upon the issuance of each such share, such share is evidenced by a certificate that has been duly executed and delivered or (b) the Board of Directors has adopted a resolution providing that all shares of Common Stock shall be uncertificated in accordance with Section 158 of the General Corporation Law of the State of Delaware (the “DGCL”) prior to the issuance of each such share and, within a reasonable time after the issuance of such uncertificated share, the registered owner thereof will be given notice in writing or by electronic transmission in compliance with Section 151(f) of the DGCL; and (ix) the issuance of shares of the Offering Common Stock in the Offering will not increase the proportionate share of Common Stock held by any interested stockholder (with the meaning of Section 203(c) of the DGCL) of the Corporation. We have not verified any of the foregoing assumptions.

Our opinion set forth below is limited to the DGCL. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (i) any other laws; (ii) the laws of any other jurisdiction, including any foreign jurisdiction; or (iii) the law of any county, municipality or other political subdivision or local governmental agency or authority. We express no opinion on the effects of principles of equity on our opinion set forth below, including the laws governing the fiduciary duties of directors, officers, and stockholders.

Based on and subject to the foregoing, and assuming that (i) the Registration Statement and any required post-effective amendment thereto will be effective and will comply with all applicable laws at the time the relevant Securities are offered or issued as contemplated by the Registration Statement or any such post-effective amendment; (ii) the shares of the Offering Common Stock will be issued and sold, as applicable, in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; (iii) the Board Resolutions will not have been rescinded, revoked or otherwise modified prior to the delivery of any Placement Notice or any issuance and sale of shares of Offering Common Stock in the Offering; (iv) the shares of the Offering Common Stock are issued and sold in the Offering in accordance with the Placement Notice against payment of the Share Consideration; (v) the Corporation will remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; and (vi) the additional qualifications and other matters set forth in this opinion letter, it is our opinion that the shares of the Offering Common Stock issued and sold in the Offering will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Corporation’s Current Report on Form 8-K filed on April 14, 2025, and to the incorporation by reference of this opinion in the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement forming a part thereof. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Prospectus Supplement within the meaning of the term “expert” as used in Section 11 of the Securities Act or

Longevity Health Holdings, Inc.

April 14, 2025

the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ K&L Gates LLP